Exhibit 99.1

For Immediate Release
Contact:
Jeff Lloyd
Sitrick And Company
(310) 788-2850

AMERCO Files Voluntary Chapter 11 To Facilitate
Financial Restructuring

•	Not Included In The Filing Are Subsidiaries, U-Haul, Oxford Life Insurance Company, Republic Western Insurance Company

Reno, Nev. June 20, 2003 — AMERCO (Nasdaq: UHAL), today announced that in order to facilitate its financial reorganization, it has filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code. AMERCO has taken this action in order to expedite the financial restructuring of its debt.

Not included in the Chapter 11 filing are the following AMERCO subsidiaries: U-Haul, Oxford Life Insurance Company and its subsidiaries, and Republic Western Insurance Company, among others. The Chapter 11 filing by AMERCO is not expected to impact the operations of these subsidiaries, and their business will continue uninterrupted. Additionally, since the Company is solvent, with asset value in excess of its debt, AMERCO intends to repay its creditors in full, pursuant to a full-value plan of reorganization, without diluting the interest of its shareholders.

On October 15, 2002, AMERCO defaulted on a $100 million principal payment owed to its Series 1997-C Bond Backed Asset Trust notes. Since that time, the Company and its financial advisors have been negotiating with representatives of its major creditor constituencies with the goal of developing a consensual, full-pay reorganization plan.

A commitment has been obtained from Wells Fargo Foothill for a $300 million debtor-in-possession (DIP) financing facility, and for a $650 million bankruptcy emergence facility. These commitments provide the basic foundation upon which the Company will build its reorganization plan. It is anticipated that a Chapter 11 filing of Amerco Real Estate Company (AREC) may take place within the next 30-45 days in order to implement the DIP financing facility. AREC is a wholly owned subsidiary of AMERCO that holds and develops real estate.

“The opportunity at AMERCO is in its capital structure. Business fundamentals at the Company remain strong. AMERCO has taken a positive step in choosing Chapter 11 to facilitate the restructuring of its debt. We are getting our financial house in order,” stated Joe Shoen, AMERCO Chairman. “Additionally, the Company made positive progress in reducing costs throughout last winter. Cost-cutting measures remain in effect. As a result, I do not expect any related layoffs at any of the nonfiling subsidiaries. Employment and benefits will continue uninterrupted. U-Haul, Republic Western and Oxford Life operations are not affected by this filing and continue to operate as usual, serving customers and paying vendors without interruption.”

The Chapter 11 petitions were filed today in the United States Bankruptcy Court, District of Nevada, the Honorable Judge Gregg W. Zive, presiding.

For more information about AMERCO, visit www.amerco.com.

Certain of the statements made in this press release regarding our business constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the outcome and timing of the Company’s efforts to restructure its debt and its ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

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